News Release	Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
www.airgas.com

Exhibit 99.2

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com

For release:	Immediately
Airgas Names van Roden to Board of Directors
RADNOR, PA — October 3, 2006 — Airgas, Inc. (NYSE: ARG) today announced that its Board of Directors has appointed John C. van Roden, Jr., executive vice president of P.H. Glatfelter Company (NYSE: GLT), to complete the term of Director Robert L. Yohe, who has reached the mandatory retirement age for board members. The term will begin immediately and will expire at the 2007 Annual Meeting, when he will stand for election by shareholders.
“We are delighted to welcome John to the Board of Directors,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “His experience as a chief financial officer for three public companies will blend well with the expertise of our other board members.” McCausland noted that van Roden would serve initially on the Audit Committee.
“I also want to thank Bob Yohe for his guidance and contributions to our Board since 1994,” added McCausland. “Bob has been a great help to me over the years and I will miss him.” Yohe is the former vice chairman of the Olin Corporation.
In April 2003, van Roden was appointed senior vice president and chief financial officer of Glatfelter, a $1 billion-plus global specialty paper producer based in York, PA. In January 2006, he announced plans to step down as CFO effective June 30, 2006. He was appointed executive vice president and will serve in that role through the balance of 2006 as part of the planned transition.

Prior to joining Glatfelter, van Roden had served as senior vice president and chief financial officer for Conectiv, the Wilmington, DE-based public utility from 1998 to 2003, and as senior vice president and chief financial officer of Lukens Inc., a $1 billion steel producer based in Coatesville, PA from 1982 to 1998.
In addition to the Airgas board, van Roden serves on the board of H.B. Fuller Company and Semco Energy, Inc.
Yohe first joined the Airgas Board of Directors in 1994, when he was vice chairman of Olin Corporation and a member of its Board of Directors until 1994. He also served as a director of Calgon Carbon Corporation, Marsulex Inc., and The Middleby Corporation. He is also a trustee of Lafayette College.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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